Schedule 7

Merger Agreement

AGREEMENT AND PLAN OF MERGER

by and among

FP RESOURCES USA INC.,

FP RESOURCES ACQUISITION CORP.

and

THE FIRST MARBLEHEAD CORPORATION

Dated as of June 2, 2016

THIS DOCUMENT IS NOT INTENDED TO CREATE NOR WILL IT BE DEEMED TO CREATE A LEGALLY BINDING OR ENFORCEABLE OFFER, ACCEPTANCE OF AN OFFER OR AGREEMENT OF ANY TYPE OR NATURE, UNLESS AND UNTIL AGREED TO AND EXECUTED BY ALL PARTIES.

TABLE OF CONTENTS

ARTICLE I THE MERGER		2

1.1	The Merger	2
1.2	Effective Time of the Merger	2
1.3	Closing	2
1.4	Effects of the Merger	2
1.5	Directors and Officers of the Surviving Corporation	3

ARTICLE II TREATMENT OF COMPANY SECURITIES		3

2.1	Conversion of Capital Stock	3
2.2	Surrender of Certificates	4
2.3	Company Stock Plans	6
2.4	Dissenting Shares	7
2.5	Withholding Rights	7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8

3.1	Organization, Standing and Power	8
3.2	Capitalization	8
3.3	Subsidiaries	10
3.4	Authority; No Conflict; Required Filings and Consents	11
3.5	SEC Filings; Financial Statements; Information Provided	12
3.6	No Undisclosed Liabilities	14
3.7	Absence of Certain Changes or Events	14
3.8	Taxes	14
3.9	Real Property	15
3.10	Intellectual Property	15
3.11	Contracts	16
3.12	Litigation	17
3.13	Environmental Matters	18
3.14	Employee Benefit Plans	18
3.15	Compliance With Laws	20
3.16	Permits	20
3.17	Labor Matters	20
3.18	Opinion of Financial Advisor	21
3.19	Brokers	21
3.20	Insurance	21
3.21	Suppliers and Customers	21
3.22	Protection of Personal Information; Information Technology Systems	22
3.23	No Other Representations or Warranties by the Parent or the Transitory Subsidiary	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE TRANSITORY SUBSIDIARY		23

4.1	Organization, Standing and Power	23
4.2	Authority; No Conflict; Required Filings and Consents	23

4.3	Information Provided	24
4.4	Operations of the Transitory Subsidiary	25
4.5	Financing	25
4.6	Section 203 of the DGCL	25
4.7	Absence of Litigation	25
4.8	Other Agreements or Understandings	25
4.9	Brokers	25
4.10	Independent Investigation	26
4.11	No Other Company Representations or Warranties	26
4.12	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	27

ARTICLE V CONDUCT OF BUSINESS		27

5.1	Covenants of the Company	27
5.2	Conduct of Business by the Parent and the Transitory Subsidiary Pending the Merger	30

ARTICLE VI ADDITIONAL AGREEMENTS		31

6.1	No Solicitation	31
6.2	Listing of Common Stock	34
6.3	Confidentiality; Access to Information	34
6.4	Legal Conditions to the Merger	34
6.5	Public Disclosure	35
6.6	Indemnification	35
6.7	Notification of Certain Matters	37
6.8	Employee Benefits Matters	37
6.9	State Takeover Laws	39
6.10	Rule 16b-3	39
6.11	Control of Operations	39
6.12	Security Holder Litigation	39
6.13	Preparation of Proxy Statement; Stockholders’ Meeting	40
6.14	FIRPTA Certificate	41

ARTICLE VII CONDITIONS TO MERGER		41

7.1	Conditions to Each Party’s Obligation to Effect the Merger	41
7.2	Conditions to the Obligations of the Company	42
7.3	Conditions to the Obligations of the Parent and the Transitory Subsidiary	42
7.4	Frustration of Closing Conditions	43

ARTICLE VIII TERMINATION AND AMENDMENT		43

8.1	Termination	43
8.2	Effect of Termination	45
8.3	Fees and Expenses	45
8.4	Amendment	47
8.5	Extension; Waiver	47
8.6	Procedure for Termination, Amendment, Extension or Waiver	47

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ARTICLE IX DEFINED TERMS		48

ARTICLE X MISCELLANEOUS		56

10.1	Nonsurvival of Representations, Warranties and Agreements	56
10.2	Notices	56
10.3	Entire Agreement	57
10.4	Third Party Beneficiaries	57
10.5	Assignment	58
10.6	Severability	58
10.7	Counterparts and Signature	58
10.8	Interpretation	58
10.9	Governing Law	59
10.10	Remedies	59
10.11	Submission to Jurisdiction	60
10.12	Disclosure Schedule	60
10.13	Waiver of Jury Trial	60
10.14	Parent Guarantee	60
10.15	Guarantee of Guarantor	61

Exhibit:

Exhibit A-1	Company Stockholders Agreement
Exhibit A-2	Parent Stockholder Agreement
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

Schedules:

Schedule A-1 Company Stockholders Agreement Signatories

Schedule 4.6 Parent Ownership of Company Common Stock Company Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 2nd day of June, 2016, by and among FP Resources USA Inc., a Delaware corporation (the “Parent”), FP Resources Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Transitory Subsidiary”), and The First Marblehead Corporation, a Delaware corporation (the “Company”). Clearwater Fine Foods Incorporated, a corporation incorporated under the Canada Business Corporations Act (“Guarantor”), joins this Agreement solely for purposes of being bound by Section 10.15.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Transitory Subsidiary will, in accordance with the DGCL, merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”) and each share of Company Common Stock, except as otherwise provided herein, being converted in the Merger into the right to receive $5.05 in cash, without interest (the “Merger Consideration”);

WHEREAS, the Company Board, acting on the unanimous recommendation of a committee of the Company Board consisting of directors unaffiliated with the Parent, the Transitory Subsidiary or management of the Company (the “Independent Committee”), has as of the date hereof unanimously (a) determined and declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth herein, (b) approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) declared that the terms of the Merger are fair to the Company and the Company’s stockholders and (d) directed that this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting for their adoption and recommended that the Company’s stockholders adopt this Agreement;

WHEREAS, the respective board of directors of the Parent and the Transitory Subsidiary have unanimously adopted, approved and declared it advisable for the Parent and the Transitory Subsidiary to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Parent’s and the Transitory Subsidiary’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A-1 have entered into the Company Stockholders Agreement, dated as of the date of this Agreement, attached hereto as Exhibit A-1, pursuant to which such stockholders have, among other things, agreed to vote all of their shares of Company Common Stock in favor of the adoption of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has entered into the Parent Stockholder Agreement, dated as of the date of this Agreement, attached hereto as Exhibit A-2 (the “Parent Stockholder Agreement”), pursuant to which Parent has, among other things, agreed to vote all of its shares of Company Common Stock in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Transitory Subsidiary and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, the Transitory Subsidiary shall merge with and into the Company at the Effective Time.

1.2 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, the Parent and the Company shall jointly prepare, and immediately following the Closing the Surviving Corporation shall cause to be executed, acknowledged and filed with the Secretary of State, a certificate of merger or other appropriate document in such form as is required by, and in accordance with, the relevant provisions of the DGCL (in any such case, the “Certificate of Merger”) and all other filings or recordings required under the DGCL. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger.

1.3 Closing. Subject to the satisfaction or waiver (to the extent permitted herein and by applicable law) of the conditions set forth in Article VII, the Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on the second (2nd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, unless this Agreement has been theretofore terminated pursuant to its terms or unless the Parent and the Company shall mutually agree in writing that the Closing shall take place on another date or at another time or place.

1.4 Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company, with the Company continuing as the Surviving Corporation, and (b) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit B, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with the DGCL. In addition, subject to Section 6.6(b), at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL and in this Agreement.

1.5 Directors and Officers of the Surviving Corporation. The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

TREATMENT OF COMPANY SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock, par value $0.01 per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by the Parent, the Transitory Subsidiary or any other wholly owned Subsidiary of the Parent or the Transitory Subsidiary immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be paid or delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be automatically converted into and shall thereafter represent the right to receive the Merger Consideration, without interest, and subject to deduction for any required withholding Tax in accordance with Section 2.5. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, pursuant to this Section 2.1(c) in accordance with the provisions of Section 2.2.

(d) Adjustments to Merger Consideration. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, stock split, reverse stock split, subdivision or combination, exchange or readjustment of shares, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, merger or other similar change or transaction with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided, however, that nothing in this Section 2.1(d) shall be construed to permit or authorize any party hereto to effect any such change that is otherwise prohibited by this Agreement.

2.2 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, the Parent shall (i) enter into an agreement (in form and substance reasonably acceptable to the Company) with the Paying Agent for the Paying Agent to act as paying agent for the Merger and (ii) deposit (or cause to be deposited) with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, the Payment Fund. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(c). The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the Merger Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 2.2(e). In the event of any losses to the Payment Fund such that the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.2(b), the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund to the extent necessary for the Paying Agent to make prompt cash payments as required under Section 2.2(b).

(b) Exchange Procedures. Promptly (and in any event within five (5) Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate and each holder of record of Uncertificated Shares (i) a letter of transmittal (which shall (A) be prepared prior to the Closing, (B) specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon: (1) adherence to the procedures set forth in the letter of transmittal and (2) in the case of shares of Company Common Stock represented by Certificates, delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent, and (C) otherwise be in such form and have such other provisions as the Parent and the Company may reasonably agree), and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Shares in exchange for the Merger Consideration payable with respect thereto. Surrender of any Uncertificated Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities that are uncertificated or represented by book entry and no holder of Uncertificated Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the Merger Consideration to which such holder is otherwise entitled under this Agreement. Upon surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, or surrender to the Paying Agent of Uncertificated Shares in accordance with the preceding sentence, the holder of such Certificate or Uncertificated Shares shall be promptly paid in exchange therefor a cash amount in immediately available funds equal to (x) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or such Uncertificated Shares multiplied by (y) the Merger Consideration, and the Certificate so surrendered, if any, shall forthwith be canceled.

(c) Interest; Transfers; Rights Following the Effective Time. No interest will be paid or accrued on the cash payable upon the surrender of Certificates or Uncertificated Shares. In the event of a transfer of ownership of a Certificate or Uncertificated Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares is registered only if: (i) the Person requesting such payment presents proper evidence of transfer and, if applicable, the surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer or, in the case of Uncertificated Shares, the Person in whose name such Uncertificated Shares are registered shall have delivered to the Paying Agent instruments of transfer in such form as the Paying Agent may reasonably require in accordance with its customary procedures for the transfer for securities represented by book entry, and (ii) the Parent or the Paying Agent shall have received a properly completed IRS Form W-8 or W-9, as applicable, and evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2, without any interest thereon.

(d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates or cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, subject to Section 2.2(e).

(e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Uncertificated Shares for six (6) months after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent automatically and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 2.2 shall be entitled to receive from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws), as a general unsecured creditor thereof, payment of its claim for the Merger Consideration payable upon due surrender of the Certificate or Uncertificated Shares. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. To the extent permitted by applicable law, none of the Parent, the Transitory Subsidiary, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in the Paying Agent’s customary form, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Paying Agent, the Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Parent may reasonably direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby as contemplated by this Article II.

2.3 Company Stock Plans.

(a) Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option shall vest in full and, as of the Effective Time, automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash from the Surviving Corporation equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option, without any interest thereon. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

(b) Effective as of immediately prior to the Effective Time, each Company Stock Unit that is then outstanding and unvested shall vest in full, and each Company Stock Unit for which shares of Company Common Stock have not been delivered as of immediately prior to the Effective Time shall, as of the Effective Time, be canceled and converted into the right to receive from the Surviving Corporation an amount of cash from the Surviving Corporation equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Unit multiplied by (ii) the Merger Consideration.

(c) The Parent shall (i) cause the Surviving Corporation to make any payments contemplated by the foregoing Section 2.3(a) and Section 2.3(b) as promptly as practicable (and in any event within five (5) Business Days) after the Effective Time, and (ii) cause the Surviving Corporation to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 2.3(a) and Section 2.3(b).

(d) As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Stock Options or Company Stock Units a letter describing the treatment of and payment for such equity awards pursuant to this Section 2.3 and providing instructions for use in obtaining payment therefor.

(e) The Company Board shall terminate the Company ESPP prior to the Effective Time. During the period from the date hereof until the termination of the Company ESPP in accordance with the foregoing sentence, the Company shall not permit any offering periods to occur under the Company ESPP.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.1, but (so long as the holder of such Dissenting Shares shall not fail to perfect, withdraw or otherwise lose his, her or its rights to appraisal) shall instead be converted into the right to receive the rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect, withdraw or otherwise) or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the DGCL, then, as of the later of the Effective Time or the date of loss of such status, such shares shall no longer be considered Dissenting Shares for purposes of this Agreement and such Dissenting Shares shall be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate or Uncertificated Shares formerly representing such shares in accordance with Section 2.2.

(c) The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Parent shall have given its prior written consent to such payment or settlement offer.

2.5 Withholding Rights. Each of the Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options, Company Stock Units or Dissenting Shares any transfer tax due and any other amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Parent, the Surviving Corporation or the Paying Agent, as the case may be, and timely remitted by the Parent, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made by the Parent, the Surviving Corporation or the Paying Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except (a) as disclosed or reflected in the Company SEC Reports filed or furnished prior to the date of this Agreement or (b) as set forth herein or in the Company Disclosure Schedule.

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of each other jurisdiction in which the nature of the Company’s businesses or the ownership or leasing of its properties legally requires such qualification, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, use, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is not in material default under or in material violation of any provision of its certificate of incorporation or by-laws.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 25,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The rights and privileges of Company Common Stock and Company Preferred Stock are as set forth in the Company’s certificate of incorporation. As of the Capitalization Date, (i) 11,705,031 shares of Company Common Stock were issued and outstanding, (ii) 1,152,469 shares of Company Common Stock were held in the treasury of the Company, and (iii) no shares of Company Preferred Stock were issued or outstanding.

(b) The Company has made available to the Parent a complete and accurate list, as of the Capitalization Date, of all Company Stock Plans, indicating for each Company Stock Plan, as of the Capitalization Date, (i) the number of shares of Company Common Stock issued under such Company Stock Plan, (ii) the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan, (iii) the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, (iv) the number of unissued shares of Company Common Stock that are vested under such Company Stock Plan, (v) the number of shares of Company Common Stock unvested under such Company Stock Plan, (vi) the average exercise price of the outstanding options under such Company Stock Plan, and (vii) the aggregate number of shares of Company Common Stock that are subject to Company Stock Units. The Company has made available to the Parent complete and accurate copies of all (A) Company Stock Plans, (B) forms of stock option agreements evidencing Company Stock Options, (C) forms of agreements evidencing Company Stock Units and (D) forms of agreements evidencing any other equity or equity-linked award or equity or equity-linked compensation arrangement.

(c) Except as set forth in this Section 3.2 or as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Except for the Parent Stockholder Agreement, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements with respect to the voting (including voting trusts and proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. Except as contemplated by this Agreement or described in this Section 3.2, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or similar financing arrangement) in the Company or any of its Subsidiaries, other than guarantees of bank obligations of Subsidiaries entered into in the Ordinary Course of Business.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization.

(b) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity (to the extent such concepts are applicable) in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provision of the state corporation statute of such Subsidiary’s jurisdiction of organization, such Subsidiary’s certificate of incorporation or by-laws (or other organizational documents) or any agreement to which such Subsidiary is a party or otherwise bound, and all such shares, securities and interests are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock, securities or interests of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock, securities or interests of any Subsidiary of the Company.

(c) The Company has made available to the Parent complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of the Company.

(d) The Company does not control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of the Company, other than securities held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such Person.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval and assuming the accuracy of the Parent’s and the Transitory Subsidiary’s representation and warranty set forth in Section 4.6, perform its obligations hereunder and consummate the Merger. The Company Board, at a meeting duly called and held, by the unanimous vote of all directors acting on the unanimous recommendation of the Independent Committee, duly adopted resolutions (i) determining and declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth herein, (ii) approving and declaring the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) declaring that the terms of the Merger are fair to the Company and the Company’s stockholders and (iv) directing that this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting for their adoption and recommending that the stockholders of the Company adopt this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval and assuming the accuracy of the Parent’s and the Transitory Subsidiary’s representation and warranty set forth in Section 4.6. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent and the Transitory Subsidiary, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and (subject to receipt of the Company Stockholder Approval and assuming the accuracy of the Parent’s and the Transitory Subsidiary’s representation and warranty set forth in Section 4.6) the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company or of the charter, bylaws or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent, notice or waiver under, require the payment of a penalty under or result in the imposition of any Liens on the Company’s or any of its Subsidiary’s assets under any of the terms, conditions or provisions of any (A) Material Contract or (B) any other lease, license, sublicense, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any (Y) Regulatory Permit or (Z) other permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, (iv) result in a material expansion of the rights with respect to Company Intellectual Property licensed to any Person by the Company or its Subsidiaries, or (v) result in the licensing of any source code included in the Company Intellectual Property to any Person by the Company or its Subsidiaries, or the release to any Person of source code included in the Company Intellectual Property pursuant to any escrow or other similar agreement to which the Company is a party; except in the case of clauses (ii), (iii), (iv) and (v) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents, notices or waivers not obtained or delivered (as applicable), that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iii) the filing of such other reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws or the rules and regulations of the New York Stock Exchange, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required in connection with the Regulatory Permits as disclosed on Section 3.4(c) of the Company Disclosure Schedule, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Assuming the accuracy of the Parent’s and the Transitory Subsidiary’s representation and warranty set forth in Section 4.6, no vote of the holders of any class or series of the Company’s capital stock or other securities is necessary for the adoption of this Agreement or for the consummation by the Company of the Merger, except for the Company Stockholder Approval. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since July 1, 2013. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing, but excluding the Proxy Statement), as such documents have been amended since the time of their filing, are referred to herein as the “Company SEC Reports.” The Company has made available to the Parent copies of all comment letters received by the Company from the staff of the SEC prior to the date hereof with respect to the Company SEC Reports and all responses to such comment letters by or on behalf of the Company filed by the Company with the SEC prior to the date hereof. As of their respective dates and if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were or will be made, not misleading in any material respect. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated therein or in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with GAAP, except that the unaudited interim financial statements were, are or will be subject to normal and recurring year-end adjustments.

(c) Subject to the following sentence, (i) the Proxy Statement, on the date the Proxy Statement is first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect and (ii) the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act applicable to the Proxy Statement. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on any information supplied by or on behalf of the Parent or the Transitory Subsidiary for inclusion or incorporation by reference therein.

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the New York Stock Exchange.

3.6 No Undisclosed Liabilities. Except as disclosed in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet, the Company and its Subsidiaries do not have any material liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries.

3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except as contemplated or permitted hereby, there has not been any Change, individually or in the aggregate, that has had, or would reasonably be expected to result in, a Company Material Adverse Effect. From the date of the Company Balance Sheet until the date of this Agreement, except as contemplated hereby, (a) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (b) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 of this Agreement (other than paragraphs (b), (g), (h), (j), (k), (l), (m) and (n) of Section 5.1 and paragraph (o) of Section 5.1 as it relates to paragraphs (b), (g), (h), (j), (k), (l), (m) and (n) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) The Company and each of its Subsidiaries has filed (or there has been filed on its behalf) all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all material Taxes due and owing by the Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.

(b) As of the date of this Agreement, no examination or audit of any material Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed in writing. There are no Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has any liability for any material Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to Tax provisions in commercial agreements or arrangements that are not primarily related to Taxes).

(d) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e) Each “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has at all times been in material documentary and operational compliance with Section 409A of the Code and the guidance and regulations thereunder, including the final Treasury Regulations issued thereunder (“Section 409A”). There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which individually or collectively could require the Company or any of its Subsidiaries to pay a Tax gross up payment to any Company Employee for Tax-related payments under Section 409A of the Code.

(f) Neither the Company nor any of its Subsidiaries has become obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code. There is no written or unwritten agreement, plan, arrangement or other contract to which the Company or any of its Subsidiaries is a party which individually or collectively could require the Company or any of its Subsidiaries to pay a Tax gross up payment to any Company Employee for Tax-related payments under Section 4999 of the Code.

3.9 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Company Leases and the location of the premises subject thereto. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in material default under any of the Company Leases. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Parent complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) To the Company’s Knowledge, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary and material to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b) To the Company’s Knowledge, (i) all Company Intellectual Property is owned by the Company or one of its Subsidiaries free and clear of all Liens and (ii) all patents and registrations for trademarks, service marks and copyrights included in the Company Intellectual Property are subsisting and have not expired or been canceled. To the Company’s Knowledge, as of the date of this Agreement, (1) no Company Intellectual Property is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and (2) no such action is or has been threatened in writing with respect to any Company Intellectual Property.

(c) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not material. Since January 1, 2014 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person alleging any such infringement, violation or misappropriation or advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property.

(d) To the Company’s Knowledge, the Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information of the Company or its Subsidiaries that has material economic value by virtue of not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(e) To the Company’s Knowledge, no third party is infringing, violating or misappropriating any Company Intellectual Property and, as of the date of this Agreement, no Company Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting or limiting the use or licensing thereof by the Company or any of its Subsidiaries.

3.11 Contracts.

(a) The Company has made available to the Parent a copy of each of the following contracts or agreements to which the Company is a party as of the date of this Agreement and pursuant to which the Company has continuing material rights or obligations (collectively, the “Company Material Contracts”):

(i) each loan program agreement that is material to the business of the Company and its Subsidiaries, taken as whole;

(ii) each agreement or group of related agreements with the same party for the purchase of products or services by the Company or any of its Subsidiaries with a contractually committed undelivered balance in any calendar year in excess of $250,000, other than any such agreement that is terminable by the Company or such Subsidiary on notice of 90 days or less with an aggregate liability to the Company and its Subsidiaries of less than $50,000;

(iii) each agreement or group of related agreements with the same party for the sale of products or services by the Company or any of its Subsidiaries with a contractually committed undelivered balance in any calendar year in excess of $250,000, other than any such agreement that is terminable by the Company or such Subsidiary on notice of 90 days or less with an aggregate liability to the Company and its Subsidiaries of less than $50,000;

(iv) each agreement for the sale of any capital assets with a sale price in excess of $250,000;

(v) each agreement for capital expenditures with a remaining unpaid balance in excess of $250,000;

(vi) each agreement providing for any surety bond or letter of credit in excess of $200,000 required to be maintained by the Company or any of its Subsidiaries;

(vii) each agreement that places any material restriction, including any material exclusivity, non-competition, non-solicitation, no-hire, right of first offer, right of first refusal, or “most favored nation” provision, on the Company or any of its Subsidiaries from freely engaging anywhere in the world in any business that is currently conducted by the Company or any of its Subsidiaries;

(viii) each agreement providing for the establishment or operation of a partnership or joint venture with any third party;

(ix) each license pursuant to which the Company or any of its Subsidiaries (A) grants to any third party either the exclusive right to use any Company Intellectual Property or any right to use any source code included in the Company Intellectual Property, or (B) is granted by any third party the right to use any material Intellectual Property;

(x) each agreement entered into since January 1, 2014 providing for the purchase or sale by the Company or any of its Subsidiaries of a business or division of any other Person that is material to the Company and its Subsidiaries, taken as a whole; and

(xi) each “material contract” as described in Item 601(b)(10) of the SEC’s Regulation S-K.

(b) Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and is enforceable against the Company or any of its Subsidiaries (as the case may be) and, to the Company’s Knowledge, each other party thereto, in each case subject to the Bankruptcy and Equity Exceptions. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in material violation of or in material default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract.

(c) Neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.12 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Company has been notified or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries which (a) seeks either damages in excess of $500,000 or material equitable relief or (b) challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. As of the date of this Agreement, there are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

3.13 Environmental Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any material court order, administrative order, consent order or other agreement between the Company or any of its Subsidiaries and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law. Except for matters that, individually or in the aggregate, are not reasonably likely to result in any liability that is material to the Company and its Subsidiaries taken as a whole, (i) neither the Company nor any of its Subsidiaries is in violation of any Environmental Law; (ii) to the Company’s Knowledge, none of the properties leased by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance; and (iii) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations.

(b) The parties hereto agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, each of the Parent and the Transitory Subsidiary specifically acknowledges that the representations and warranties contained in Section 3.15 and Section 3.16 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.

(b) With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan, (ii) the three most recent annual reports (Form 5500) filed with the IRS, if any, (iii) copies of all nondiscrimination and top-heavy testing reports for the last three plan years, if any, (iv) all material, non-routine correspondence to or from any governmental agency, (v) the most recent determination or opinion letter from the IRS, if any, and (vi) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

(c) Each Company Employee Plan has within the preceding six (6) calendar years been and is being administered, in all material respects, in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms.

(d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that, to the Company’s Knowledge, have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would materially and adversely affect its qualification.

(f) None of the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (i) has within the preceding six (6) calendar years sponsored or maintained an Employee Benefit Plan that is subject to Section 412 of the Code or Title IV of ERISA or (ii) has within the preceding six (6) calendar years been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Neither the Company nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, executive officer or other employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of the Company Employee Plans (i) promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable law, or (ii) is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(i) With respect to each Company Employee Plan, (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred; (ii) as of the date of this Agreement, there are no actions, suits or claims pending, or, to the Company’s Knowledge, threatened or anticipated (other than routine claims for benefits); (iii) to the Company’s Knowledge, as of the date of this Agreement, there are no audits, inquiries or proceedings pending or threatened by any Governmental Entity; and (iv) within the preceding six (6) calendar years, there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA), in each case of clauses (i) through (iv) which has resulted or would reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole.

3.15 Compliance With Laws.

(a) The Company and each of its Subsidiaries has since January 1, 2014 complied in all material respects with, and is not in material violation of, and, between January 1, 2014 and the date of this Agreement, has not received any written notice alleging any material violation of any applicable statute, law or regulation with respect to the conduct of its business or the ownership or operation of its properties or assets.

(b) To the Company’s Knowledge, each third party vendor performing material services for the Company or any of its Subsidiaries in connection with its or their delivery of consumer financial products or services, is in material compliance with, and is not in material violation of, and, as of the date of this Agreement, has not received any written notice alleging any material violation of any applicable statute, law or regulation with respect to the performance of those services.

(c) Neither the Company, nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors is violating in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977.

3.16 Permits. The Company and its Subsidiaries have all material permits, licenses and franchises from Governmental Entities, and have made all material registration and notification filings with Government Entities, as required to conduct their businesses as now being conducted (the “Company Permits”). The Company Permits are in full force and effect in all material respects. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

3.17 Labor Matters. The Company has made available to the Parent a list, as of the date of this Agreement, of all employees of the Company and each of its Subsidiaries whose current base salary exceeds $200,000 per year, along with the position and the annual rate of base salary and cash bonus opportunity of each such person as of such date. Each current or past employee of the Company or any of its Subsidiaries involved in any material respect in the development of Company Intellectual Property has entered into a confidentiality and assignment of inventions agreement with the Company on terms substantially consistent with the terms set forth in the form previously made available to the Parent, subject to variations required to comply with applicable law. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or similar contract or agreement with a labor union or labor organization. The Company and its Subsidiaries have complied in all material respects with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization. As of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries. No employee of the Company or any of its Subsidiaries with an annual base salary exceeding $200,000 per year (i) has an employment agreement providing any term of employment or compensation guarantee, or providing severance benefits or other benefits following the termination of employment, (ii) to the Company’s Knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has, as of the date of this Agreement, given written notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

3.18 Opinion of Financial Advisor. The financial advisor of the Independent Committee, Sandler O’Neill & Partners, L.P., has delivered to the Company Board an opinion, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair to the holders of Company Common Stock (other than the Parent and its Affiliates) from a financial point of view.

3.19 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 3.19 of the Company Disclosure Schedule. The Company has made available to the Parent a complete and accurate copy of all agreements pursuant to which Sandler O’Neill & Partners, L.P. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.20 Insurance. The Company has paid in full all premiums due on each insurance policy that is maintained by the Company or any Subsidiary of the Company and that is material to the business of the Company and its Subsidiaries, taken as a whole (a “Material Insurance Policy”). The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Material Insurance Policy under which it is the insured party. As of the date hereof, no insurer under any Material Insurance Policy has notified the Company or any of its Subsidiaries in writing that it has canceled or generally disclaimed liability under any such Material Insurance Policy or indicated in writing any intent to do so or not to renew any such policy.

3.21 Suppliers and Customers.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the top 10 suppliers of the Company and its Subsidiaries as measured by the aggregate amounts paid by the Company and its Subsidiaries, on a consolidated basis, during the 12-month period ended March 31, 2016, and each supplier that is the sole source available to supply any significant product or service to the Company or any of its Subsidiaries, the loss or disruption of which would be material to the Company and its Subsidiaries, taken as a whole (the “Material Suppliers”). Between March 31, 2016 and the date of this Agreement, (i) there has been no termination of the business relationship of the Company or its Subsidiaries with any Material Supplier, (ii) there has been no material change in the material terms of its business relationship with any Material Supplier in any material respect adverse to the Company or its Subsidiaries and (iii) no Material Supplier has notified in writing the Company or any of its Subsidiaries that it intends to terminate or materially change the pricing or other material terms of its business in any material respect adverse to the Company or its Subsidiaries.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the top 10 customers of the Company and its Subsidiaries (the “Material Customers”), as measured by the aggregate amounts paid to the Company and its Subsidiaries, on a consolidated basis, during the 12-month period ended March 31, 2016. Between March 31, 2016 and the date of this Agreement, (i) there has been no termination of the business relationship of the Company or its Subsidiaries with any Material Customer, (ii) there has been no material change in the material terms of its business relationship with any Material Customer in any material respect adverse to the Company or its Subsidiaries and (iii) no Material Customer has notified in writing the Company or any of its Subsidiaries that it intends to terminate or materially change the material terms of its business in any material respect adverse to the Company or its Subsidiaries.

3.22 Protection of Personal Information; Information Technology Systems.

(a) The Company and its Subsidiaries have written privacy and security policies that govern its collection, storage, use, disclosure, and transfer (including across national borders) of Personal Information that materially satisfy applicable law and, to the Company’s Knowledge, the Company and each Subsidiary is in material compliance with such privacy and security policies and applicable law relating to Personal Information, including with respect to any Personal Information collected by the Company, by any Subsidiary, or by any third party having authorized access to Personal Information under the control of the Company or such Subsidiary. To the Company’s Knowledge, all consents required by applicable law for the collection, use, or disclosure of Personal Information that are material to the conduct of the Company and its Subsidiaries’ businesses (including disclosure to Affiliates of the Company) have been obtained. As of the date of this Agreement, neither the Company nor any Subsidiary has received any written claim or complaint alleging that its collection, use, or disclosure of Personal Information materially violates any applicable law relating to privacy, data security, or data protection.

(b) To the Company’s Knowledge, there has been no material breach of security or other unauthorized access by third parties to the Personal Information in the Company’s or any Subsidiary’s possession, custody, or control and, to the Company’s Knowledge, there have been no successful security intrusions or breaches by unauthorized third parties of the security of information technology systems of the Company or such Subsidiary used to store Personal Information. The Company and its Subsidiaries have written policy guidelines for all parties with access to their computer systems regarding use of their computer systems, including use of the Internet and e-mail, and, to the Company’s Knowledge, such policy guidelines have been and are being materially complied with. With respect to all Personal Information gathered or accessed in the course of the operations of the Company or any Subsidiary, to the Company’s Knowledge, the Company and each such Subsidiary has taken commercially reasonable steps, materially consistent with industry standards and applicable law, to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(c) The Company and its Subsidiaries have in place disaster recovery plans, procedures, and facilities that materially satisfy applicable law. The disaster recovery and security plans, procedures, and facilities specified materially meet all representations made to, and obligations with, all customers, and the Company and each Subsidiary is in compliance in all material respects therewith.

3.23 No Other Representations or Warranties by the Parent or the Transitory Subsidiary. The Company hereby represents, acknowledges and agrees that the express representations and warranties set forth in Article IV are the sole and exclusive representations and warranties of the Parent and the Transitory Subsidiary to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT

AND THE TRANSITORY SUBSIDIARY

The Parent and the Transitory Subsidiary, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization, Standing and Power. Each of the Parent and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation. Each of the Parent and the Transitory Subsidiary is duly qualified to conduct business and is in good standing under the laws of each other jurisdiction in which the nature of its business or the ownership or leasing of its properties legally requires such qualification, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect. Each of the Parent and the Transitory Subsidiary has all requisite corporate power and authority to own, use, lease and operate its properties and assets and to carry on its business as now being conducted. Neither the Parent nor the Transitory Subsidiary is in material default under or in material violation of any provision of its certificate of incorporation or by-laws.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Parent and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Parent and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Parent and the Transitory Subsidiary, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Transitory Subsidiary (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of the Parent and the Transitory Subsidiary and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Parent and the Transitory Subsidiary do not, and the consummation by the Parent and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational documents of the Parent or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent, notice or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Liens on the Parent’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, sublicense, contract or other agreement, instrument or obligation to which the Parent or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents, notices or waivers not obtained or delivered (as applicable), that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Parent or the Transitory Subsidiary or the consummation by the Parent or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, and (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act.

(d) No vote of the holders of any class or series of the Parent’s or the Transitory Subsidiary’s capital stock or other securities is necessary for the consummation by the Parent or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for the adoption of this Agreement by the Parent as the sole stockholder of the Transitory Subsidiary (which shall occur immediately after the execution and delivery of this Agreement).

4.3 Information Provided. The information supplied or to be supplied by or on behalf of the Parent or the Transitory Subsidiary in writing for inclusion or incorporation by reference in the Proxy Statement, on the date the Proxy Statement is first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect.

4.4 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Financing. The Parent and the Transitory Subsidiary have, and will at the Closing have, sufficient cash resources available to satisfy their payment obligations under this Agreement, including payment of the Merger Consideration, when due in accordance with the terms hereof and otherwise perform all of their respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby.

4.6 Section 203 of the DGCL. Except as described on Schedule 4.6, neither the Parent nor the Transitory Subsidiary, nor any of their respective “Affiliates” or “Associates” (as those terms are defined in Section 203 of the DGCL) (a) directly or indirectly “owns” or, within the past three (3) years, has “owned,” beneficially or otherwise, any shares of Company Common Stock, any other securities of the Company or any options, warrants or other rights to acquire shares of Company Common Stock or other securities of the Company, or any other economic interest (through derivative securities or otherwise) in the Company, or (b) has been an “Affiliate” or “Associate” (as those terms are defined in Section 203 of the DGCL) of the Company at any time during the past three (3) years. Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.2(a) and the second sentence of Section 3.4(a), the restrictions contained in Section 203 of the DGCL do not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

4.7 Absence of Litigation. Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, (a) there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries (including the Transitory Subsidiary) or any of its or their respective properties or assets and (b) neither the Parent nor its Subsidiaries (including the Transitory Subsidiary) is subject to any order, judgment, writ, injunction or decree.

4.8 Other Agreements or Understandings. The Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, the Parent has furnished to the Company correct and complete copies thereof) between or among the Parent, the Transitory Subsidiary, or any Affiliate of the Parent, on the one hand, and any member of the board of directors or management of the Company or any of its Subsidiaries.

4.9 Brokers. Except for Houlihan Lokey Capital, Inc., no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent, the Transitory Subsidiary or any of their respective Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.10 Independent Investigation. Each of the Parent and the Transitory Subsidiary acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries and that each of the Parent and the Transitory Subsidiary and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries.

4.11 No Other Company Representations or Warranties. The Parent and the Transitory Subsidiary hereby represent, acknowledge and agree that the express representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule) are the sole and exclusive representations and warranties of the Company to the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders or Representatives, or any other Person, in connection with the transactions contemplated by this Agreement, and that (a) none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to the accuracy or completeness of any information provided or made available to the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, (b) except as explicitly provided for in Section 8.2 or 8.3, none of the Company, any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders or Representatives, resulting from the delivery, dissemination or any other distribution to the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders or Representatives, or the use by the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders or Representatives, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders, or Representatives, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Merger or any other transaction contemplated by this Agreement, and (c) except for the express representations and warranties of the Company set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), none of the Parent, the Transitory Subsidiary or any of their respective Affiliates, stockholders or Representatives, or any other Person, has relied on any information (including the accuracy or completeness thereof) in determining to enter into the transactions contemplated by this Agreement or otherwise.

4.12 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Parent and the Transitory Subsidiary and their respective Affiliates, stockholders and Representatives, the Parent and the Transitory Subsidiary and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.3(b)) from the Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. The Parent and the Transitory Subsidiary hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Parent and the Transitory Subsidiary are familiar, that the Parent and the Transitory Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished or made available to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that to the fullest extent permitted by law the Parent and the Transitory Subsidiary will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders or Representatives, or any other Person, with respect thereto. Accordingly, the Parent and the Transitory Subsidiary hereby represent, acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans) and that the Parent and the Transitory Subsidiary have not relied on any express or implied representation or warranty with respect to such information in connection with this Agreement or otherwise.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as otherwise contemplated or permitted by this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof, as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the Ordinary Course of Business, preserve substantially intact its material assets and properties and its business organization and to preserve its present relationships with key employees, customers, suppliers and other Persons with which it has material business relations. Without limiting the generality of the foregoing, except as otherwise contemplated or permitted by this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof, as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities, property or otherwise) in respect of, any of its capital stock or other securities (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or to other Subsidiaries), (ii) adjust, split, combine, subdivide, reclassify or otherwise amend the terms of any of its capital stock or other securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; (iii) change the ownership of any of its Subsidiaries, or otherwise engage in any internal corporate restructuring or reorganization, including by way of merger, consolidation or stock or asset sale; or (iv) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iv), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price, (B) from holders of Company Stock Options or Company Stock Units in full or partial payment of any applicable Taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof or (C) from former employees, directors and consultants in accordance with agreements providing for forfeiture of shares for no consideration in connection with any termination of services to the Company or any of its Subsidiaries;

(b) (i) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities, any of its other securities, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities, other securities or convertible or exchangeable securities, or (ii) grant to any Person any right to acquire any shares of its capital stock, any other voting securities, any of its other securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities, other securities or convertible or exchangeable securities (including any Company Stock Option or Company Stock Unit), except, in each case, pursuant to the exercise, vesting or settlement of Company Stock Options outstanding as of the date hereof (or after the date hereof in compliance with Article II of this Agreement) and in accordance with the terms of such instruments as in effect on the date hereof;

(c) amend, modify or publicly propose to amend or modify its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) other than with respect to capital expenditures, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets having a value in excess of $500,000 in the aggregate;

(e) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries having a value in excess of $500,000 in the aggregate;

(f) adopt or implement any stockholder rights plan;

(g) (i) incur any Indebtedness (other than letters of credit or similar arrangements issued to or for the benefit of suppliers of the Company or any of its Subsidiaries in the Ordinary Course of Business), except for (A) Indebtedness incurred in connection with the Company’s raise^ program of up $5,000,000 in the aggregate and (B) without limitation of the foregoing clause (A), Indebtedness of up to $1,000,000 in the aggregate incurred in the Ordinary Course of Business (such Indebtedness described in the foregoing clauses (A) and (B), “Permitted Indebtedness”), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than those evidencing Permitted Indebtedness, (iii) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iv) make any loans, advances or capital contributions to, or investment in, any other Person (other than (A) capital contributions to, or investment in, the Company and its wholly owned Subsidiaries and (B) in the Ordinary Course of Business or in connection with the Company’s raise^ program); provided, however, that the Company may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to the Parent), (v) enter into any material obligation (other than Permitted Indebtedness) secured by any Lien on property or assets of the Company or its Subsidiaries; (vi) other than in connection with Permitted Indebtedness, enter into any sale and lease back transaction, contract to repurchase Company Common Stock or other similar financing transaction, except in the Ordinary Course of Business; or (vii) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates, commodities prices or interest rates;

(h) make any capital expenditures or other expenditures, or enter into any capital leases with respect thereto, with respect to property, plant or equipment in excess of $350,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(i) implement, adopt or make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j) other than in the Ordinary Course of Business, (i) terminate or materially modify or amend any Company Material Contract (or any agreement that, if entered into prior to the date hereof, would constitute a Company Material Contract), or knowingly assign any material rights or claims thereunder, or (ii) enter into any agreement that, if entered into prior to the date hereof, would constitute a Company Material Contract;

(k) make or change any material Tax election, change any Tax accounting method, file any material amended Tax Return, enter into any material closing agreement, waive or extend the statute of limitations with respect to a material amount of Taxes, settle or compromise any material Tax liability, claim or assessment, or surrender any right to claim a refund of a material amount of Taxes;

(l) compromise or settle any suit, claim, action, proceeding, arbitration, mediation or investigation (including any suit, claim, action, proceeding, arbitration, mediation or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than (i) as permitted by Section 6.12 and (ii) compromises, settlements or agreements that (A) involve only the payment of money damages not in excess of $500,000 in the aggregate and (B) do not impose equitable relief on the Company or any of its Subsidiaries or provide for any admission of wrongdoing by the Company or any of its Subsidiaries;

(m) fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(n) (i) adopt, enter into, terminate or amend any employment, severance, retention, change in control or similar agreement or (other than in the Ordinary Course of Business) benefit plan for the benefit or welfare of any current or former director or executive officer; (ii) increase the cash compensation or cash bonus or (other than in the Ordinary Course of Business) fringe benefits of any current or former director or executive officer; (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards held by any current or former director or executive officer, other than as contemplated by this Agreement; (iv) pay to any executive officer any material benefit not provided for as of the date of this Agreement; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, restricted stock units, director stock units, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or remove existing restrictions in any benefit plans or agreements or awards made thereunder, other than such as are made in the Ordinary Course of Business to non-officer employees; or (vi) take any action to fund or in any other way secure the payment of compensation or benefits of any current or former director or executive officers under any agreement or benefit plan provided by the Company or its Subsidiaries as of the date hereof, other than in the Ordinary Course of Business; or

(o) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Conduct of Business by the Parent and the Transitory Subsidiary Pending the Merger. The Parent and the Transitory Subsidiary agree that, during the Pre-Closing Period, (a) they shall not, directly or indirectly, without the prior consent of the Company, take or cause to be taken any action that could be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention or enter into any agreement to take any such action and (b) the Transitory Subsidiary shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the Specified Time, neither the Company nor any of its Subsidiaries shall, and the Company shall not authorize or permit its Representatives to, directly or indirectly:

(i) solicit, initiate, knowingly facilitate or knowingly encourage the making or completion of an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

(ii) other than informing Persons of the existence of the provisions of this Section 6.1, engage or participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to the Company and its Subsidiaries in connection with, an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1(a) by the Company. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), at any time prior to receipt of the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal received after the date hereof from a Qualified Person, (A) furnish information with respect to the Company and its Subsidiaries to the Qualified Person (and the Representatives of such Qualified Person) pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the confidentiality obligations of the Parent, the Transitory Subsidiary (or their applicable Affiliate(s)) under the Confidentiality Agreement; (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with such Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal; or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with such Qualified Person.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

(i) the Company Board shall not, except as set forth in this Section 6.1, (A) withhold, withdraw or modify, in a manner adverse to the Parent or the Transitory Subsidiary, or publicly propose to withhold, withdraw or modify in a manner adverse to the Parent or the Transitory Subsidiary, its recommendation to the Company’s stockholders that the Company’s stockholders adopt this Agreement at the Company Stockholders Meeting or (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal (any such actions, a “Company Board Recommendation Change”); and

(ii) the Company shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)).

Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, at any time prior to receipt of the Company Stockholder Approval, the Company Board may effect a Company Board Recommendation Change:

(A) if (i) the Company Board has determined that a Superior Proposal is outstanding; (ii) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (iii) the Company has notified the Parent in writing that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement); (iv) if requested by the Parent, the Company shall have made its Representatives available to discuss with the Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the four (4) Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice; and (v) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such four (4) Business Day period, the Company Board shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by the Parent, that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law. Any change to the financial terms or any material change to the other material terms of such Superior Proposal shall require the Company to provide to the Parent a new Recommendation Change Notice and comply with the requirements of the foregoing sentence of this clause (A) of this Section 6.1(b) with respect to each such Recommendation Change Notice; provided that each reference therein to “four (4) Business Days” shall be deemed to be a reference to “two (2) Business Days”; or

(B) if (i) the Company Board has determined that, after the date of this Agreement, it has become aware of any material development or change in circumstances and not relating to any Acquisition Proposal or any of the matters set forth in Section 6.1(b) of the Company Disclosure Schedule that affects the business, assets or operations of the Company or any of its Subsidiaries (an “Intervening Event”), (ii) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that, in light of such Intervening Event, the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (iii) the Company delivers to the Parent a Recommendation Change Notice (it being understood that the Recommendation Change Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement); (iv) if requested by the Parent, the Company shall have made its Representatives available to discuss with the Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the four (4) Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice; and (v) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such four (4) Business Day period, the Company Board shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by the Parent, that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law.

(c) Notices to the Parent. The Company shall promptly (and in any event within one (1) Business Day) advise the Parent orally, with written confirmation to follow, of the Company’s receipt of any written Acquisition Proposal, a summary of the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. The Company shall (i) keep the Parent reasonably informed of any material developments with respect to the status and material terms (including any change to the financial terms or any material change to the other material terms) of any such Acquisition Proposal and (ii) substantially contemporaneously with providing any information with respect to the Company or any of its Subsidiaries to a Person in connection with any such Acquisition Proposal, furnish a true, correct and complete copy of such information to the Parent. The Company agrees that it shall not, and shall not permit its Subsidiaries to, enter into after the date hereof any agreement that prohibits or restricts it from providing to the Parent the information contemplated by, or otherwise complying with, any provision in this Section 6.1.

(d) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of its Subsidiaries or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Company Board Recommendation Change), or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would reasonably be expected to be inconsistent with its obligations under applicable law; provided, however, that in no event shall the Company or the Company Board take, or agree or resolve to take, any action prohibited by Section 6.1(b), except as expressly permitted by Section 6.1(b).

(e) Cessation of Ongoing Discussions. Subject to the other provisions of this Section 6.1, (i) the Company shall, and shall cause its Subsidiaries, and they shall direct their Representatives to, cease immediately all communications, discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal and (ii) the Company shall cease access of any such Persons to any “virtual data room” or other non-public document repository with respect to the Company and/or its Subsidiaries.

(f) Effect of Company Board Recommendation Change; Payment of Termination Fee. No Company Board Recommendation Change shall change the approval of this Agreement or any other approval of the Company Board, including in any respect that would have the effect of causing any state corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger. Nothing in this Section 6.1 shall be deemed to permit the Company to take any action prohibited by Section 6.1(b)(ii) unless the Company terminates this Agreement pursuant to Section 8.1(f) and pays the Termination Fee pursuant to Section 8.3.

6.2 Listing of Common Stock. The Company shall use its commercially reasonable efforts to continue the listing of Company Common Stock on the New York Stock Exchange during the term of this Agreement.

6.3 Confidentiality; Access to Information.

(a) The parties hereto acknowledge that the Parent and the Company have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

(b) During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to and they shall direct their respective Representatives to) afford to the Parent and the Parent’s Representatives reasonable access, upon reasonable prior notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to the respective officers, properties, offices, other facilities and books and records of the Company and its Subsidiaries and furnish promptly to the Parent and the Parent’s Representatives all information concerning its business, properties and assets, in each case as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (A) in connection with any Acquisition Proposal, Trigger Event or Recommendation Change Notice, except to the extent otherwise expressly provided for in Section 6.1 hereof, or (B) that would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any legal requirement or contract or any obligation of the Company with respect to confidentiality or privacy, including under any privacy policy, or (3) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine. The Parent will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement. Prior to the Closing, neither the Parent nor the Transitory Subsidiary shall (and each shall cause their Affiliates and Representatives not to) contact or communicate with any of the non-officer employees, customers, licensors or suppliers of the Company or any of its Subsidiaries without the prior written consent of the Company.

6.4 Legal Conditions to the Merger.

(a) Subject to the terms of this Agreement, the Company and the Parent shall each use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable, including under applicable law, to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Exchange Act and any other applicable federal or state securities law;

(iii) oppose any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement, or have any such judgment, injunction, order, decree, statute, law, ordinance, rule or regulation vacated or made inapplicable to the Merger and the other transactions contemplated by this Agreement; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) The Company and the Parent shall cooperate with each other in connection with the making of all filings described in Section 6.4(a), including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Parent shall use their respective reasonable best efforts to furnish to each other all information required for any such filings.

(c) Each of the Company and the Parent shall use its commercially reasonable efforts to, as promptly as practicable after the date hereof, provide any notice to, or obtain any consent, waiver or approval from, any third party required in connection with the transactions contemplated by this Agreement under any material contract to which it is a party; provided, however, neither party shall be required to pay any monies or agree to any material undertakings in connection with seeking or obtaining any such consent, waiver or approval.

6.5 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall use their respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement; provided, however, that these restrictions shall not apply to any communications regarding any Acquisition Proposal, Trigger Event or Recommendation Change Notice.

6.6 Indemnification.

(a) The Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party, whether provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries as previously made available to the Parent, shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b) From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c) Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for a period of six (6) years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than the Maximum Premium for such Reporting Tail Endorsement. If the Company purchases a Reporting Tail Endorsement in accordance with the immediately preceding sentence prior to the Effective Time, then the Parent shall be relieved from its obligations pursuant to this Section 6.6(c) so long as the Parent maintains, or causes the Surviving Corporation to maintain, as applicable, such Reporting Tail Endorsement in full force and effect for its full term.

(d) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.6.

(e) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(f) The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.7 Notification of Certain Matters. Prior to the Effective Time, the Parent (on behalf of itself and the Transitory Subsidiary) shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of: (a) any material notice or other material written communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby under any material contract or permit, (b) any suit, action, proceeding, arbitration or investigation commenced or, to such party’s knowledge (which, in the case of the Company, shall have the same meaning as Company’s Knowledge), threatened in writing against such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, is reasonably likely to cause or result in any of the conditions to the other party’s obligation to consummate the Merger set forth in Article VII not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit any remedies available to the party receiving such notice. The parties hereto agree that the Company’s compliance or failure to comply with this Section 6.7 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.3(b) has been satisfied.

6.8 Employee Benefits Matters.

(a) From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, carry out all employer responsibilities under all Company Employee Plans and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the Effective Time. Subject to the foregoing, for a period of one year following the Effective Time, the Parent shall provide, or shall cause to be provided, to each Company Employee (i) a total compensation package (including base salary, commissions eligibility, target annual bonus and target value of annual equity awards) no less favorable than the total compensation package (including base salary, commissions, annual bonus and value of annual equity awards) provided to such employees immediately before the Effective Time and (ii) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such employees immediately before the Effective Time. Subject to the foregoing, this Section 6.8(a) shall not prevent the Parent, the Surviving Corporation or its Subsidiaries from terminating any Company Employee Plan or any employment, severance or termination plans or agreements following the Effective Time in accordance with their terms.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the New Plans, each Company Employee shall, subject to applicable law and applicable tax qualification requirements be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, the Parent shall make commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) the Parent shall make commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If any Company Employee (who is not otherwise a party to an employment agreement, offer letter or similar agreement or arrangement or any amendment or supplement of any of the foregoing, in each case that provides for a different treatment with respect to severance) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company Severance Practices, the Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are equal to the greater of (i) the severance benefits that would have been paid under the Company Severance Practices as in existence on the date of this Agreement or (ii) the severance benefits payable under similar circumstances pursuant to a severance plan of the Parent or its Affiliates as may be in effect at such time for similarly situated United States employees of the Parent and its Affiliates and giving effect to the provisions of this Section 6.8.

(d) From and after the Effective Time, the Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries of the Company as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company. This Section 6.8(d) shall not prevent the Parent, the Surviving Corporation or its Subsidiaries from terminating such contracts, agreements, arrangements, policies, plans or commitments following the Effective Time in accordance with their terms.

(e) Nothing in this Section 6.8 shall be construed as (i) conferring any legal rights upon any Company Employee for continuation of employment by Parent, the Surviving Corporation or its Subsidiaries, (ii) amending any Company Employee Plan or (iii) conferring upon any Company Employee any rights or remedies.

6.9 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.10 Rule 16b-3. Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable law.

6.11 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give the Parent or the Transitory Subsidiary, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Parent and the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.12 Security Holder Litigation. Notwithstanding anything to the contrary herein, the Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, provided that the Company shall give the Parent the opportunity to participate, at the Parent’s expense, in the defense or settlement of any such litigation and the Company shall consider the Parent’s advice with respect to such litigation; provided, further that the Company shall not settle any such litigation without the Parent’s prior written consent, except for any settlement that (a) does not (i) include an admission of liability or guilt or (ii) provide for any injunctive or equitable relief, other than any required for supplemental disclosures, (b) includes a complete release of the Parent and its Affiliates with respect to disclosure-related claims and (c) does not result in the payment by the Parent, the Company or any Subsidiary thereof of any amount in excess of the retention or deductible under any applicable insurance policy of the Company.

6.13 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement (and, in any event, not later than the fifteenth (15th) Business Day immediately thereafter, provided there shall not exist a then-pending Acquisition Proposal), the Company shall (i) prepare (with the Parent’s reasonable cooperation to the extent required) and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the special meeting of the Company’s stockholders (the “Company Stockholders Meeting”) to be held to consider, among other matters, the adoption of this Agreement and (ii) set a record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. No filing or mailing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing the Parent a reasonable opportunity to review and comment thereon (and considering in good faith all comments reasonably proposed by the Parent). The Company will advise the Parent promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Parent with true, correct and complete copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. The Company shall use commercially reasonable efforts to respond to any requests or comments from the SEC as promptly as practicable and will provide the Parent a reasonable opportunity to review and comment thereon (and consider in good faith all comments reasonably proposed by the Parent in any such response). If, at any time prior to the Effective Time, any information should be discovered by the Company or the Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed by the Company with the SEC and, to the extent required under applicable law, disseminated to stockholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(b) As promptly as reasonably practicable following the Company’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the 15th calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as reasonably practicable following such 15th calendar day), the Company, acting through the Company Board, shall duly call, give notice of, cause the Proxy Statement to be disseminated to its stockholders, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith; provided, however, that the Company Board shall be permitted to adjourn, delay or postpone the Company Stockholders Meeting in accordance with applicable law (but not beyond the Outside Date) (i) with the written consent of the Parent, (ii) if the Company Board has determined in good faith after consultation with outside counsel that the failure to so adjourn, delay or postpone the Company Stockholders Meeting would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, (iii) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary or appropriate under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting or (iv) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; provided, that nothing in the foregoing clauses (iii) or (iv) shall permit any postponement or adjournment of the Company Stockholders Meeting to a date on or after the date that is ten (10) Business Days prior to the Termination Date. Except to the extent that the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 6.1(b), the Company, through the Company Board, shall (A) recommend to its stockholders that they adopt this Agreement and (B) include such recommendation in the Proxy Statement. Unless this Agreement is validly terminated in accordance with Section 8.1 and, to the extent required under the terms of this Agreement, the Company pays to the Parent the Termination Fee in accordance with Section 8.3, the Company’s obligation to duly call, give notice of, cause the Proxy Statement to be disseminated to its stockholders and convene and hold the Company Stockholders Meeting pursuant to this Section 6.13 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any of its Representatives of any Acquisition Proposal. Subject to Section 6.1 and the other terms of this Agreement, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith.

6.14 FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to the Parent a certificate, dated no more than 30 days prior to the Closing Date, signed by an executive officer of the Company, and satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3); provided that if the Company has not provided such a certificate to the Parent at or prior to the Closing, the Parent’s sole remedy shall be to withhold, or to cause the Paying Agent to withhold, from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party hereto to effect the Merger is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) the Company Stockholder Approval shall have been obtained; and

(b) no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

7.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

(a) the representations and warranties of the Parent and the Transitory Subsidiary contained in this Agreement shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date as though made as of such earlier date) except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect; provided, however, that notwithstanding the foregoing, each of the representations and warranties set forth in the first sentence of Section 4.1 and in Section 4.2(a) shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date;

(b) each of the Parent and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and

(c) the Company shall have received a certificate, dated the Closing Date, signed by an officer of the Parent certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).

7.3 Conditions to the Obligations of the Parent and the Transitory Subsidiary. The obligation of the Parent and the Transitory Subsidiary to effect the Merger is also subject to the satisfaction, or waiver by the Parent (on behalf of the Parent and the Transitory Subsidiary), at or prior to the Closing of the following conditions:

(a) the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date as though made as of such earlier date) except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties, other than the “Company Material Adverse Effect” limitation set forth in the first sentence of Section 3.7), individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect; provided, however, that notwithstanding the foregoing, (i) the representation and warranty set forth in the first sentence of Section 3.7 shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date; (ii) except for any de minimis inaccuracies therein, each of the representations and warranties set forth in the first and third sentences of Section 3.2(a) and the first sentence of Section 3.2(b) shall be true and correct as of the Capitalization Date as though made as of the Capitalization Date; and (iii) each of the representations and warranties set forth in the first sentence of Section 3.1, and the first, third and fourth sentences of Section 3.4(a) shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date;

(b) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and

(c) the Parent shall have received a certificate, dated the Closing Date, signed by an executive officer of the Company certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

7.4 Frustration of Closing Conditions. None of the Parent, the Transitory Subsidiary or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure is primarily attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by the Parent also being an effective termination by the Transitory Subsidiary) (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party):

(a) by mutual written consent of the Parent, the Transitory Subsidiary and the Company;

(b) by either the Parent or the Company if the Effective Time shall not have occurred on or before the Outside Date; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure of the Effective Time to occur on or before the Outside Date is primarily attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(c) by either the Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, judgment, injunction, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of any such order, decree, ruling or other action is primarily attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(d) by the Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if such failure to obtain the Company Stockholder Approval is primarily attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(e) by the Parent, if: (i) the Company Board shall have failed to recommend in the Proxy Statement the adoption of this Agreement by the Company’s stockholders or shall have effected a Company Board Recommendation Change; (ii) an Acquisition Proposal is publicly announced or otherwise made publicly known to the Company’s stockholders and, following the written request of the Parent (which may be made not more than once with respect to (A) any Acquisition Proposal or (B) any change to the financial terms or any material change to the other material terms of such Acquisition Proposal), the Company Board fails within ten (10) Business Days of such request to reaffirm its recommendation of the Company Stockholder Approval; (iii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer; or (v) there shall have been a Willful Breach by the Company or its Subsidiaries of Section 6.1(a) or (b) (each of clauses (i) through (v), a “Trigger Event”); provided that any such termination must occur within five (5) Business Days of the Trigger Event;

(f) by the Company, at any time prior to receipt of the Company Stockholder Approval, in order to enter into a transaction that is a Superior Proposal, if (i) the Company Board has received a Superior Proposal, (ii) such Superior Proposal has not resulted from a Willful Breach by the Company of its obligations under Section 6.1(a) or 6.1(b), (iii) the Company Board approves, and concurrently with the termination of this Agreement, the Company enters into, a definitive agreement with respect to such Superior Proposal, and (iv) the Company pays the Termination Fee in accordance with Section 8.3;

(g) by the Parent, if the Company shall have breached any representation or warranty or failed to perform any covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, and (ii) shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from the Parent, and which notice shall state the Parent’s intention to terminate this Agreement pursuant to this Section 8.1(g); provided that the Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in material breach of any material representation, warranty, covenant or agreement under this Agreement; or

(h) by the Company, if the Parent or the Transitory Subsidiary shall have breached any representation or warranty or failed to perform any covenant or agreement on the part of the Parent or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and (ii) shall not have been cured within 30 days following receipt by the Parent of written notice of such breach or failure to perform from the Company, and which notice shall state the Company’s intention to terminate this Agreement pursuant to this Section 8.1(h); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if it is then in material breach of any material representation, warranty, covenant or agreement under this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Transitory Subsidiary, the Company or their respective Representatives, stockholders or Affiliates; provided that, subject to Section 8.3(d), (a) any such termination shall not relieve any party hereto from liability for any Willful Breach of this Agreement, which, in the case of a claim against the Purchaser or the Transitory Subsidiary, may include a claim for reimbursement of the Termination Fee, and (b) the provisions of Section 6.3(a) (Confidentiality), Section 6.5 (Public Disclosure), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article IX (Defined Terms) and Article X (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with this Agreement, the Merger and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except (i) as set forth in this Section 8.3 and (ii) that the Parent and the Company shall share equally the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including applicable SEC filing fees) and the solicitation of the Company Stockholder Approval.

(b) The Company shall pay the Parent the Termination Fee in the event that this Agreement is terminated:

(i) by the Parent pursuant to Section 8.1(e);

(ii) by the Company pursuant to Section 8.1(f); or

(iii) by either the Parent or the Company pursuant to Sections 8.1(b) or 8.1(d), and (A) at any time on or after the date of this Agreement and prior to the termination under Section 8.1(b) or Section 8.1(d), an Acquisition Proposal shall have been made and not withdrawn prior to such termination under Section 8.1(b) or Section 8.1(d) and (I) in the case of termination pursuant to Section 8.1(b), shall have been publicly announced or otherwise made publicly known to the stockholders of the Company or communicated to the senior management of the Company or the Company Board, or (II) in the case of termination pursuant to Section 8.1(d), shall have been publicly announced or otherwise made publicly known to the stockholders of the Company, and (B) within 12 months after the date of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated or an Acquisition Proposal shall have been consummated; provided, however, that, for purposes of this Section 8.3(b)(iii), all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

Any fee due under Section 8.3(b)(i) shall be paid to the Parent by wire transfer of same-day funds to the account or accounts designated by Parent within two (2) Business Days after the date of termination of this Agreement or, if later, one (1) Business Day after the date on which the Parent shall have provided to the Company wire transfer instructions for such payment. Any fee due under Section 8.3(b)(ii) shall be paid to the Parent by wire transfer of same-day funds to the account or accounts designated by Parent prior to or concurrently with the termination of this Agreement or, if later, one (1) Business Day after the date on which the Parent shall have provided to the Company wire transfer instructions for such payment. Any fee due under Section 8.3(b)(iii) shall be paid to the Parent by wire transfer of same-day funds to the account or accounts designated by Parent within two (2) Business Days after the date on which the transaction referenced in clause (B) of Section 8.3(b)(iii) is consummated or, if later, one (1) Business Day after the date on which the Parent shall have provided to the Company wire transfer instructions for such payment.

(c) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. If any party fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 8.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the Termination Fee shall constitute the sole and exclusive remedy of the Parent and the Transitory Subsidiary in connection with any termination of this Agreement in the circumstances in which the Termination Fee became payable. In the event that the Parent shall receive the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent, the Transitory Subsidiary, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent, the Transitory Subsidiary, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates or its or their respective Representatives arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

8.4 Amendment. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, no amendment may be made that pursuant to applicable law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment, modification or supplement hereto (as applicable), signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to applicable law, waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the stockholders that previously rendered such approval without such further approval or adoption. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective Board of Directors of the applicable parties.

ARTICLE IX

DEFINED TERMS

The following capitalized terms shall have the respective meanings set forth below:

“Acquisition Proposal” means any proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for a transaction or series of related transactions for (a) a merger, reorganization, consolidation, dissolution, recapitalization, share exchange, tender offer, business combination, liquidation or other similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or consolidated total assets of the Company and its Subsidiaries, taken as a whole), other than any such transaction or series of transactions (i) involving solely the Company and/or one or more Subsidiaries of the Company or (ii) that if consummated would result in the outstanding shares of Company Common Stock immediately prior to such transaction constituting (or being converted into) more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter, or (b) the acquisition in any manner (including by virtue of any equity interest), directly or indirectly, of 20% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act, except as otherwise set forth in Section 4.6.

“Agreement” has the meaning set forth in the Introductory Paragraph.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.1(b)(ii).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on May 31, 2016.

“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Change” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Introductory Paragraph.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of March 31, 2016.

“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

“Company Board Recommendation Change” has the meaning set forth in Section 6.1(b)(i).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and the Transitory Subsidiary and dated as of the date of this Agreement.

“Company Employee Plans” means all Employee Benefit Plans maintained, or contributed to, by the Company or any of the Company’s Subsidiaries, or with respect to which the Company has any direct or indirect liability, whether contingent or otherwise.

“Company Employees” means, as of any date, each employee of the Company or any of its Subsidiaries as of such date.

“Company ESPP” means the Company’s 2003 Employee Stock Purchase Plan.

“Company Intellectual Property” means any Intellectual Property owned by the Company or its Subsidiaries as of the date hereof and that is material to the business of the Company and its Subsidiaries, taken as a whole.

“Company Leases” means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses from third parties any real property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Material Adverse Effect” means any event, change, occurrence or effect that has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (each such effect, a “Change”); provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) Changes in general economic conditions or financial markets in the United States or any other country or region in the world, or conditions in the global economy generally; (b) Changes in conditions in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) Changes in interest rates in the United States or any other country or region in the world and Changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) Changes in conditions in the industries in which the Company and its Subsidiaries conduct business; (d) Changes in political conditions in the United States or any other country or region in the world; (e) any armed hostilities, acts of war or terrorism (including any escalation or general worsening of any such armed hostilities, acts of war or terrorism) in the United States or any other country or region in the world; (f) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (g) other than for purposes of any representation or warranty contained in Section 3.4(b)(ii), the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the Parent or its Affiliates; (h) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement; (i) Changes in law or other legal or regulatory conditions (or the interpretation thereof) or Changes in GAAP or other accounting standards (or the interpretation thereof); (j) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (k) Changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such Changes or failures, unless such Changes or failures would otherwise be excepted from this definition); (l) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement; or (m) any matter listed in Section 6.1(b) of the Company Disclosure Schedule; except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (f) and (i) disproportionately adversely affect in a material respect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate in a material respect).

“Company Material Contracts” has the meaning set forth in Section 3.11(a).

“Company Permits” has the meaning set forth in Section 3.16.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company SEC Reports” has the meaning set forth in Section 3.5(a).

“Company Severance Practices” means the severance practices described in Section 9.1 of the Company Disclosure Schedule.

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan.

“Company Stock Plan” means any stock incentive or equity-related plan of the Company and the agreements described in Section 9.2 of the Company Disclosure Schedule.

“Company Stock Units” means restricted stock units and director stock units with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company Stockholder Approval” means the adoption of this Agreement by each of the holders of a majority of the outstanding shares of Common Stock entitled to vote on such matter at the Company Stockholders Meeting.

“Company Stockholders Meeting” has the meaning set forth in Section 6.13(a).

“Company’s Knowledge” means the actual knowledge as of the date hereof (without any duty to inquire or investigate) of the individuals identified in Section 9.3 of the Company Disclosure Schedule.

“Confidentiality Agreement” means the confidentiality agreement, dated as of March 25, 2016, between the Company and the Parent.

“Current D&O Insurance” means the policies of the directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL (until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).

“Effective Time” means the time at which the Merger becomes effective as described in Section 1.2.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other program, policy, practice, arrangement or agreement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate.

“Environmental Law” means any applicable law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor or wetlands protection.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

“Guaranteed Obligations” has the meaning set forth in Section 10.15(a).

“Guarantor” has the meaning set forth in the Introductory Paragraph.

“Hazardous Substance” means: (a) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations for principal, accrued interest, penalties, prepayment penalties, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) in respect of letters of credit, and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries.

“Independent Committee” has the meaning set forth in the Recitals.

“Intellectual Property” means (a) patents, trademarks, trade names, domain names, designs and trade secrets, (b) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (c) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (d) other tangible or intangible proprietary or confidential information and materials, including proprietary risk scoring models and underwriting scorecards.

“Intervening Event” has the meaning set forth in Section 6.1(b).

“IRS” means the Internal Revenue Service.

“Lien” means any mortgage, security interest, pledge, lien, charge or encumbrance, other than (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like statutory liens arising in the Ordinary Course of Business, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided in the Company’s latest financial statements included in the Company SEC Reports, (c) liens related to any financing arranged by the Parent or the Transitory Subsidiary (or any of their respective Affiliates) or arising from actions of the Parent or the Transitory Subsidiary (or any of their respective Affiliates), (d) liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are shown in public records, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (f) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (g) liens arising under applicable securities laws, (h) any lien or encumbrance arising out of any license to Company Intellectual Property granted in the Ordinary Course of Business, (i) zoning, building and other similar codes and regulations, and (j) any conditions that would be disclosed by a current, accurate survey or physical inspection.

“Material Customers” has the meaning set forth in Section 3.21(b).

“Material Insurance Policy” has the meaning set forth in Section 3.20.

“Material Suppliers” has the meaning set forth in Section 3.21(a).

“Maximum Premium” means 300% of the last annual premium paid by the Company prior to the date of this Agreement for the Current D&O Insurance.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“New Plans” means employee benefit plans of the Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time.

“Old Plans” has the meaning set forth in Section 6.8(b).

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.

“Outside Date” means November 2, 2016.

“Parent” has the meaning set forth in the Introductory Paragraph.

“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or the Transitory Subsidiary to consummate the Merger or any of the other transactions contemplated by this Agreement.

“Parent Stockholder Agreement” has the meaning set forth in the Recitals.

“Paying Agent” means Computershare Trust Company, N.A. or another bank or trust company mutually acceptable to the Parent and the Company.

“Payment Fund” means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

“Permitted Indebtedness” shall have the meaning set forth in Section 5.1(g).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, estate, Governmental Entity, association, enterprise, unincorporated organization or other entity.

“Personal Information” means information in the possession or under the control of the Company or any Subsidiary of the Company regarding any natural person who can be identified from that information, including personally identifiable information, the use or disclosure of which is protected by applicable law. “Personal Information” includes all “nonpublic personal information” as defined under the Gramm-Leach-Bliley Act.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time or such earlier time as this Agreement may be terminated in accordance with its terms.

“Proxy Statement” has the meaning set forth in Section 6.13(a).

“Qualified Person” means any Person making an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) is, or could reasonably be expected to lead to, a Superior Proposal.

“Recommendation Change Notice” has the meaning set forth in Section 6.1(b).

“Regulatory Permits” means the notifications, registrations, bonds, permits, licenses, and franchises filed with or obtained from Governmental Entities and made, held or required to be made or held by the Company and its Subsidiaries in connection with the conduct by the Company and its Subsidiaries of a material aspect of their businesses as currently conducted, which business includes activities characterized by one or more Governmental Entities as acting as a credit service organization, credit service business, loan processor, loan servicer, collection agency, check casher, or lender.

“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, investment bankers, attorneys, accountants and other advisors or representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Section 409A” has the meaning set forth in Section 3.8(e).

“Securities Act” means the Securities Act of 1933.

“Specified Time” means the earlier of (a) the time at which this Agreement is terminated in accordance with the terms hereof and (b) receipt of the Company Stockholder Approval.

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (b) of which such first Person is a general partner.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made after the date hereof (a) on terms which the Company Board determines in good faith, after consultation with outside counsel and its independent financial advisors, to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such Acquisition Proposal, and this Agreement (including any written, binding and irrevocable offer by the Parent to alter the terms of this Agreement delivered in accordance with the procedures set forth in Section 6.1(b)) and (b) that, after consultation with outside counsel and its independent financial advisors, the Company Board reasonably believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that (i) for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%” and (ii) no Acquisition Proposal shall be deemed a Superior Proposal if any financing required to consummate such Acquisition Proposal is not committed.

“Surviving Corporation” means the Company following the Merger.

“Tax Returns” means all reports, returns, forms, or statements required to be filed with a Governmental Entity with respect to Taxes.

“Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

“Termination Fee” means a termination fee of $2,600,000.

“Transitory Subsidiary” has the meaning set forth in the Introductory Paragraph.

“Trigger Event” has the meaning set forth in Section 8.1(e).

“Uncertificated Shares” means uncertificated shares represented by book entries that immediately prior to the Effective Time represented shares of Company Common Stock.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would result in such breach.

ARTICLE X

MISCELLANEOUS

10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Section 6.6, Article X, the meanings ascribed to the capitalized terms set forth in Article IX and Section 10.15.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Parent, the Transitory Subsidiary or Guarantor, to:

c/o FP Resources USA Inc.

757 Bedford Highway

Bedford, Nova Scotia, Canada B4A 3Z7

Attention: Stan Spavold

Facsimile: (902) 457-8590

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attn: John R. Pitfield, Esq.

Facsimile: (617) 248-4000

(b) if to the Company, to:

The First Marblehead Corporation

One Cabot Road, Suite 200

Medford, Massachusetts 02155

Attn: Corporate Law Department

Facsimile: (781) 658-9604

with copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention:     Susan W. Murley, Esq.

                         Hal J. Leibowitz, Esq.

                         Joseph B. Conahan, Esq.

Facsimile:     (617) 526-5000

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, electronic mail or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

10.3 Entire Agreement. This Agreement (including the Confidentiality Agreement, Company Disclosure Schedule, Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

10.4 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.6 (with respect to which the Indemnified Parties shall be third party beneficiaries), and (b) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Stock Options and Company Stock Units to receive the consideration set forth in Article II.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent and/or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Parent without the consent of the Company; provided, that the Parent and/or the Transitory Subsidiary, as the case may be, shall remain primarily liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6 Severability. Any term or provision (or part thereof) of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision (or part thereof) of this Agreement is held to be invalid, illegal or unenforceable in any situation under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

10.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

10.8 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “Introductory Paragraph”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or Introductory Paragraph of, or an Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) the word “material” (and words or phrases of similar import (such as “in any material respect” or “in all material respects,” but, for the avoidance of doubt, expressly excluding “Company Material Adverse Effect”)) when used in this Agreement with respect to any matter relating to or involving the Company and/or any of its Subsidiaries shall mean that such matter is material to the business of the Company and its Subsidiaries, taken as a whole; (l) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; and (m) “made available to the Parent” or “provided to the Parent” or similar phrases as used in this Agreement shall mean the subject documents were either posted to the “Project Periscope” virtual data room maintained by Intralinks and rendered visible and reviewable to the Parent, or delivered to the Parent or its attorneys, in each case no later than 11:59 p.m. Boston time on the date prior to the date hereof. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and agree that to the fullest extent permitted by law in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or the Transitory Subsidiary, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and the Transitory Subsidiary, on the other hand, shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. The Parent and the Transitory Subsidiary hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Parent and/or the Transitory Subsidiary, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parent and/or the Transitory Subsidiary under this Agreement. Time shall be of the essence for purposes of this Agreement.

10.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

10.12 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

10.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.14 Parent Guarantee. The Parent agrees to take all action necessary to cause the Transitory Subsidiary or the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement (other than Section 6.6(a) and Section 6.6(e)). The Parent unconditionally guarantees to the Company the full and complete performance by the Transitory Subsidiary or the Surviving Corporation, as applicable, of its respective obligations under this Agreement (other than Section 6.6(a) and Section 6.6(e)) and shall be liable for any breach of any representation, warranty, covenant or obligation of the Transitory Subsidiary or the Surviving Corporation, as applicable, under this Agreement (other than Section 6.6(a) and Section 6.6(e)). The Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Transitory Subsidiary or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.14. The Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants or obligations of the Transitory Subsidiary or the Surviving Corporation under this Agreement.

10.15 Guarantee of Guarantor.

(a) Guarantor agrees to take all action necessary to cause the Parent, the Transitory Subsidiary or the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under Article II of this Agreement (the “Guaranteed Obligations”). Guarantor unconditionally guarantees to the Company the full and complete performance by the Parent, the Transitory Subsidiary or the Surviving Corporation, as applicable, of the Guaranteed Obligations and shall be liable for any breach of any Guaranteed Obligation by any of the Parent, the Transitory Subsidiary and the Surviving Corporation. Guarantor hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Parent, the Transitory Subsidiary or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.15. Guarantor shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants or obligations of the Parent, the Transitory Subsidiary or the Surviving Corporation under this Agreement.

(b) Guarantor represents and warrants that:

(i) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Canada. Guarantor has all requisite corporate power and authority to enter into this Agreement for purposes of being bound by this Section 10.15 and perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Guarantor of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Guarantor. This Agreement has been duly executed and delivered by Guarantor and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The execution and delivery of this Agreement by Guarantor do not, and the performance by Guarantor of its obligations hereunder shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational documents of Guarantor, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent, notice or waiver under, require the payment of a penalty under or result in the imposition of any Liens on Guarantor’s or any of its Subsidiary’s assets under any of the terms, conditions or provisions of any lease, license, sublicense, contract or other agreement, instrument or obligation to which Guarantor or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Guarantor or any of its Subsidiaries or any of its or their respective properties or assets; except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents, notices or waivers not obtained or delivered (as applicable), that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Guarantor to perform its obligations under this Agreement.

(iii) Guarantor has the financial capacity to pay and perform its obligations under, in respect of or in connection with this Section 10.15.

(c) Guarantor agrees (i) to be bound by the meanings ascribed to the capitalized terms set forth in Article IX and by the other provisions of this Article X and (ii) in accordance with Section 10.15(b), not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Parent and/or the Transitory Subsidiary, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parent and/or the Transitory Subsidiary under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

The Parent, the Transitory Subsidiary, Guarantor and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

FP RESOURCES USA INC.

By:	/s/ Stan Spavold
Name: Stan Spavold Title: Treasurer and Secretary

FP RESOURCES ACQUISITION CORP.

By:	/s/ Stan Spavold
Name: Stan Spavold Title: President

CLEARWATER FINE FOODS INCORPORATED, solely for purposes of being bound by Section 10.15

By:	/s/ Stan Spavold
Name: Stan Spavold Title: Executive Vice President and Secretary

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Daniel Meyers
Name: Daniel Meyers Title: Chief Executive Officer and Chairman of the Board of Directors